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                                                                     EXHIBIT 5.1

                    [OSLER, HOSKIN & HARCOURT LLP LETTERHEAD]

September 29, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:      FORM S-8 REGISTRATION STATEMENT FOR MERIDIAN GOLD INC.

Dear Sir or Madam:

Osler, Hoskin & Harcourt LLP has acted as special counsel in the Province of Ontario, Canada to Meridian Gold Inc. (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), in respect of a total of 3,551,793 common shares (the "Common Shares") of the Company, without par value, that may be issued under the Company's 1999 Share Incentive Plan (the "Plan").

As such special counsel, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We express no opinion as to the laws of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein.

Based on the foregoing, we are of the opinion that the Common Shares, when issued by the Company pursuant to the Plan, will be validly issued, fully paid and non-assessable. This opinion is based on the assumption that the Common Shares reserved and set aside for issuance under the Plan are issued pursuant to awards granted under the Plan and the awards are duly exercised and/or issued in accordance with the terms of the Plan, the terms of the applicable award agreements and the terms of the resolutions pursuant to which such awards have been or are granted.

We consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Form S-8. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

/s/  Osler, Hoskin & Harcourt LLP